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                                                                      EXHIBIT 21



                       LIST OF SUBSIDIARIES OF THE FORSCHNER GROUP, INC.



Cuisine de France Limited

Excelsior Advertising, Inc.

Forcan, Inc.

The Forschner Group (Suisse) S.A.

Swiss Army Brands, Ltd.

Victorinox Watch Importing Corporation

Forschner Watch Repair, Inc.




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